Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY 2022

Dallas, Texas, February 4, 2022 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.374350 per unit, payable on February 28, 2022, to unit holders of record on February 15, 2022. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for November 2021 and the gas production for October 2021. Preliminary production volumes are approximately 36,010 barrels of oil and 682,527 Mcf of gas. Preliminary prices are approximately $72.32 per barrel of oil and $5.29 per Mcf of gas.

This month’s distribution is significantly lower than previous month’s due to the extraordinary receipt in the month of December of $4.1 million from several new producing horizontal wells in Panola County, Texas.

The production from the new gas wells has contributed approximately $1.6 million reflecting October production. They were averaging about 900 Mcf per day per well during October totaling over 221,000 Mcf during this time frame with an average pricing of $5.59 per Mcf. As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	36,010	682,527	$72.32	$5.29
Prior Month	71,882	2,249,986	$78.95	$4.09

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of January, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of February. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of January, approximately $1,888,043 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, $874,000 in revenue has been received.

Approximately $60,000 for 2021 Ad Valorem taxes was deducted from this month’s distribution as compared to $45,000 this time last year. These payments are normal expenditures at this time of year.

The 2021 tax information packets are expected to begin mailing directly to unitholders in early March 2022. A copy of Sabine’s 2021 tax information booklet will be posted on Sabine’s website by March 1, 2022. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2021 tax information by February 28, 2022.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839